News Release

Ryder Announces $300 Million Accelerated Share Repurchase Program

MIAMI, February 18, 2022 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, announces it has entered into an accelerated share repurchase agreement (ASR) with Morgan Stanley & Co. LLC to repurchase $300 million of the company’s common stock.

“We achieved exceptional financial results in 2021 with customers relying on Ryder to deliver critical supply chain and transportation services. As the ongoing supply chain and labor challenges fuel demand for Ryder’s services, we are confident in our strategy to deliver increased returns in 2022,” says Robert Sanchez, chairman and chief executive officer for Ryder. “Strong operating results in 2021 have also contributed to a healthy liquidity position, providing Ryder the ability to further invest in the business as well as return capital to shareholders through dividends and share repurchases.”

The company is funding the share repurchases under the ASR with existing cash resources. Under the terms of the ASR, the company will receive an initial delivery of approximately 3.1 million shares, with the final settlement scheduled to occur no later than the end of October 2022. The final number of shares to be repurchased under the ASR will be based on the average of Ryder’s daily volume-weighted average price per share of common stock during a repurchase period, less a discount and subject to adjustments pursuant to the terms of the ASR.
About Ryder System, Inc.

Ryder System, Inc. (NYSE: R) is a leading logistics and transportation company. It provides supply chain, dedicated transportation, and fleet management solutions, including full service leasing, rental, and maintenance, used vehicle sales, professional drivers, transportation services, freight brokerage, warehousing and distribution, e-commerce fulfillment, and last mile delivery services, to some world’s most-recognized brands. Ryder provides services throughout the United States, Mexico, Canada, and the United Kingdom. In addition, Ryder manages nearly 235,000 commercial vehicles and operates more than 300 warehouses, encompassing approximately 64 million square feet. Ryder is regularly recognized for its industry-leading practices in third-party logistics, technology-driven innovations, commercial vehicle maintenance, environmentally friendly solutions, corporate social responsibility, world-class safety and security programs, military veteran recruitment initiatives, and the hiring of a diverse workforce. www.ryder.com

Contacts

Media:	Investor Relations:
Amy Federman	Bob Brunn
afederman@ryder.com	bob_s_brunn@ryder.com
305.500.4989	305.500.4053

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements, including expectations with respect to our liquidity position, are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements, including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.